Exhibit 10.4

Amendment to Employment Agreement between

Mark Airola and Newpark Resources, Inc.

This Amendment to Employment Agreement is entered into between Mark Airola (“Executive”) and Newpark Resources, Inc. (“Company”) and amends that certain Employment Agreement dated effective September 18, 2006 (“Employment Agreement”), as previously amended, between the Company and the Executive.

Due to the current economic situation, Executive and the Company mutually agree that Executive’s current annualized Base Salary of Three Hundred Eighty-Five Thousand Dollars and No Cents ($385,000.00) established pursuant to Section 1.2(a) of Executive’s Employment Agreement, will be reduced by ten percent (10%) to Three Hundred Forty-Six Thousand Five Hundred Dollars and No Cents ($346,500.00). This 10% reduction to Executive’s annualized Base Salary will take effect on March 1, 2016, and will continue in effect until the expiration of the Initial Term (as defined in the Employment Agreement), or, if the Employment Agreement is renewed, through December 31, 2016. Beginning on January 1, 2017, Executive’s annualized Base Salary will be Three Hundred Eighty-Five Thousand Dollars and No Cents ($385,000.00).

Executive’s Base Salary for purposes of calculating incentive compensation payments currently provided under the 2010 Annual Cash Incentive Plan (“ACIP”) as contemplated by Section 1.2(c) of the Employment Agreement will likewise be adjusted for the period March 1, 2016 through December 31, 2016 to reflect this 10% reduction in Executive’s annualized Base Salary.

Executive and the Company agree that this 10% reduction in Executive’s annualized Base Salary is being made with the full knowledge and consent of Executive. Executive and the Company further agree that this 10% reduction in Executive’s annualized Base Salary and the corresponding adjustment to Executive’s incentive compensation under the ACIP do not constitute “Good Reason” for any purpose under the Employment Agreement including, without limitation, Section 2.1 and Section 2.3 of the Employment Agreement, or a termination by the Company.

Executive and the Company agree that if Executive’s employment is terminated between March 1, 2016 and December 31, 2016 pursuant to Section 2.3 of Executive’s Employment Agreement, Executive’s “lump sum payment” provided for in Section 2.3(i)(A) or 2.3(i)(B) will be calculated based upon Executive’s $385,000.00 annualized Base Salary and not on Executive’s “current annual Base Salary” of $346,500.00.

Executive and the Company agree that if Executive’s employment is terminated between March 1, 2016 and December 31, 2016 pursuant to Section 2.2 of Executive’s Change in Control Agreement with the Company dated January 7, 2008 as a result of a Change in Control (as defined in Executive’s Change in Control Agreement) or a Potential Change in Control (as defined in Executive’s Change in Control Agreement), Executive’s Termination Benefit provided for in Section 3.3 and Annex A of the Change in Control Agreement will be calculated based upon Executive’s $385,000.00 annualized Base Salary and not on Executive’s base salary at the time of termination of $346,500.00.

All other terms and provisions in the Employment Agreement and the Change in Control Agreement remain unchanged and in full force and effect.

Amendment to Employment Agreement between

Mark Airola and Newpark Resources, Inc.

AGREED and ACCEPTED on this 16th day of February, 2016.

/s/ Mark Airola
Mark Airola (Executive)

/s/ Paul L. Howes
Paul L. Howes
President & CEO
Newpark Resources, Inc.